EXHIBIT 99.1




                  Pacific Gold Corp. Cancels Defiance Purchase

TORONTO - November 5, 2003 - Pacific Gold Corp, (OTCBB: PCFG), on February 25, 2003, the Company entered into an asset purchase agreement to acquire a series of mining claims located in Josephine County, Oregon, and some mining equipment. The Company has conducted legal due diligence and mineralization investigation of the claims during the summer and early fall. This due diligence revealed that there were ownership issues with some of the claims, resulting in changes in the initial purchase price valuation of the claims. Because of these issues, and challenges encountered in attempting to renegotiate the overall terms of the transaction with the sellers, the Company decided not to pursue the purchase of the claims and equipment. The Company expects to receive most of the initial payments made under the purchase agreement, and plans to seek the return of the remaining deposit balance.

Notwithstanding its decision to forego the purchase of the claims and equipment under the terms of the original February agreement, the Company is pursuing additional exploration activities in Josephine County, Oregon. Geological investigations conducted this year indicated that there may be viable mineralizations of gold and certain other minerals in the areas surveyed. The Company has already staked a number of claims in the area, and plans to stake additional claims, as well as seek to lease or purchase other existing claims which its investigations indicate may have appropriate levels of mineralization and reasonable accessibility for future development and operations.

Mr. Geisler, president of Pacific Gold, said "Although we are disappointed that we were not able to complete the transaction for the Defiance claims and equipment, our work in Oregon this year has provided valuable information, and as a result we have uncovered other opportunities that may prove more beneficial for the Company in the long term. This business has low operating costs and potential for high margins, as such, it is important to acquire appropriate mineralizations in the most cost effective manner, so as not to give away this advantage." Mr. Geisler continued, "We have staked a number of claims and are seeking to acquire others. We have put together an initial team of consultants and acquired some necessary equipment for our exploratory work. We continue to believe there is a future for our current business plan in Oregon."

About the Company

The Company's business plan includes the acquisition and development of production-ready or in-production mining operations concentrating on gold recovery. The Company is interested in alluvial, or placer, operations located in western North America. Oregon Gold, a subsidiary of Pacific Gold Corp., has acquired a group of claims known as the Bear Bench located in south-western Oregon. Nevada Rae Gold, a subsidiary of Pacific Gold Corp, has acquired a gold project known as Crescent Valley, located in north-central Nevada, which contains a large alluvial deposit.

Additional    information   is   available   at   the   Company's   website   at
www.pacificgoldcorp.com, or by calling 416-214-1483.

This news release includes forward-looking statements that reflect Pacific Gold Corp.'s current expectations about its future results, performance, prospects and opportunities. Pacific Gold Corp. has tried to identify these forward-looking statements by using words and phrases such as "may", "will", "expects", "anticipates", "believes", "intends", "estimates", "should", "typical", "we are confident" or similar expressions. These forward- looking statements are based on information currently available to Pacific Gold Corp. and are subject to a number of risks, uncertainties and other factors that could cause the Company's actual results, performance, prospects or opportunities in the remainder of 2003 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements.